EXHIBIT 10.1

February 8, 2008

Mr. Brett Kaufman
27 Campbell Drive
Dix Hills, NY 11746

Dear Brett:

We are pleased to extend you an offer to serve in the position of Vice President of Ladenburg Thalmann Financial Services Inc. (“LTFS”) effective as of May 9, 2008 or such earlier date that you can commence employment consistent with your obligations to your current employer (the “Effective Date”) and as Vice President and Chief Financial Officer of LTFS effective as of the later of the Effective Date or April 10, 2008. As Chief Financial Officer of LTFS you shall have such duties and authorities customarily associated with such position in companies the nature and size of LTFS. Your office will be located initially at LTFS’ office in Melville, NY. No later than August 1, 2008, you will relocate your office to LTFS’ corporate headquarters in Miami, Florida; provided, however, that prior to such date you will spend such time in Miami, Florida as reasonably necessary to perform your duties hereunder. Unless earlier terminated with or without “Cause,” “Disability”, “Good Reason” or death, as such capitalized terms are defined below, in which case the Employment Period shall terminate at the close of business on the last day of your employment, the term of this employment shall continue for an initial term ending December 31, 2009 (the “Initial Term”), and shall be automatically renewed for successive one (1) year terms (each such term, a “Renewal Term”) unless you or LTFS gives to the other party written notice of such party’s intention not to renew no later than sixty (60) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be (the Initial Term together with any and all Renewal Terms are hereinafter collectively referred to as the “Employment Period”).

During the Employment Period, you will receive an annual base salary which shall not be less than $200,000 (“Base Salary”), paid in accordance with LTFS’ customary payroll practices (but in no event less frequently than semi-monthly), and which shall be subject to annual review for increase (but not decrease). After any such increase, “Base Salary” as used in this letter agreement shall thereafter refer to the increased amount. During the Employment Period, you will also be eligible for an annual discretionary bonus (the “Bonus”), which shall not be less than $100,000 for the year ending December 31, 2008. Any Bonus shall be paid to you in cash at the same time as other LTFS’ senior executives are paid bonuses for the applicable performance period, but in all events no later than March 15th of the calendar year following the year for which the bonus is earned.

On the Effective Date, LTFS will grant to you a ten-year incentive stock option to purchase 150,000 shares of its common stock (the “Option”) at an exercise price equal to the greater of $2.30 or the fair market value on the Effective Date. The Option will be subject to the terms set forth in this letter agreement and the option agreement in the form attached as Annex A hereto (the “Option Agreement”) and will vest in four equal annual installments on each of the four anniversaries of the Effective Date; provided that if there is a conflict between this letter agreement and the Option Agreement, this letter agreement shall control.

During the Employment Period, you will be entitled to participate in all employee benefit and perquisite plans, programs and policies (including, without limitation, medical, dental, life and disability insurance and the Qualified Employee Stock Purchase Plan) that LTFS offers to its employees. Nothing herein shall prevent LTFS from changing or amending such plans, programs or policies provided such changes apply generally to all employees.

LTFS will also grant you four (4) weeks of paid vacation time per calendar year which shall accrue in accordance with LTFS’ policies. During the Employment Period, LTFS will pay for your professional association dues (e.g., AICPA), as well as all expenses related to maintaining your CPA license or any of your other existing securities licenses. These expenses include the cost of continuing education courses/seminars along with related travel costs. In addition, LTFS will pay relocation expenses actually incurred by you in connection with your and your family’s move to Florida in an amount up to $20,000 (including, without limitation, temporary living expenses), within 30 days of your providing supporting documentation of such expenses, provided that, in addition to this amount, LTFS shall gross up all taxable payments or reimbursements pursuant to this sentence that do not have a corresponding deduction for your Federal, state and local tax purposes (i.e., LTFS will pay you an amount in respect of such taxable payment or reimbursement that, after all Federal, state and local taxes on such amount, shall be equal to such payments or reimbursements) (“Gross-Up Payment”) In addition, LTFS shall reimburse you for real estate brokerage fees of up to $40,000 incurred by you in connection with the sale of your Dix Hills, NY home, within 10 days of the sale of such residence; provided that LTFS has approved in advance the realtor you select and provided further that in addition to this amount LTFS shall pay you a Gross-Up Payment on the reimbursement of such fees. Any Gross-Up Payment shall be remitted to the IRS or paid to you by LTFS prior to the time such taxes are required to be remitted to the relevant authorities but in all events within the time periods required by Treasury Regulation Section 1.409A-3(i)(1)(v). LTFS will pay up to $10,000 to counsel of your choice for legal fees incurred in connection with the review of this letter agreement and related documents. During the Employment Period, you shall be entitled to reimbursement by LTFS of your business expenses in accordance with LTFS’ policies, provided that in all events you shall be reimbursed for your business travel between or among any LTFS offices in accordance with LTFS’ policies. With respect to any reimbursements or payments in this letter agreement (other than the Gross-Up Payment) (except to the extent it does not constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended and its implementing regulations and guidance (“Section 409A”)), (i) the amount of any expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled shall be made no later than the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

As an employee and following the termination of the Employment Period, you are required to maintain the confidentiality of all trade secrets and confidential or proprietary information, knowledge or data relating to LTFS or any of its subsidiaries or affiliates (collectively, the “LTFS Companies”), which shall have been obtained by you during your employment by any of the LTFS Companies and which is not generally available public knowledge or publicly known within the relevant trade or industry (other than by acts by you in violation of this letter agreement). Except as may be required or appropriate in connection with you carrying out your duties under this letter agreement, you shall not, without the prior written consent of LTFS, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than any of the LTFS Companies and those designated by LTFS or on behalf of LTFS in the furtherance of its business or to perform duties thereunder; provided that you shall be permitted to disclose such information as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any of the LTFS Companies (in which case you shall use your reasonable best efforts in cooperating with LTFS in obtaining a protective order against disclosure by a court of competent jurisdiction) or in connection with the enforcement of this letter agreement, the indemnification agreement, any equity award agreement or any other agreement between you and any LTFS Company.

For a period of two (2) years following the termination of your employment with LTFS, you shall not, directly or indirectly, individually or as an employee, partner, consultant, officer, director or owner or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation, other than any of the LTFS Companies:

hire, recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the Geographical Areas, any person who is an executive, employee, customer, consultant or Registered Representative of any of the LTFS Companies or induce or attempt to induce any such executive, employee, customer, consultant or Registered Representative to terminate his employment, relationship, affiliation or services with any of the LTFS Companies or to take employment with, or utilize the services of, another party; provided, however, that this clause shall not apply to the extent that the executive, employee, customer, consultant, contractor or Registered Representative approaches you or any of your employees, agents or affiliates on his, her or its own initiative as a result of general advertisement or general solicitation (whether via e-mail, the World Wide Web, television, any print media or otherwise) that is not specifically targeted at such executive, employee, customer, consultant, contractor or Registered Representative.

For purposes of this letter agreement, “Geographical Areas” means all cities, counties and states of the United States, and all other countries in which any of the LTFS Companies or affiliates are conducting more that incidental business at the time Employee first engages in the Business in that geographic area, whether or not any of the LTFS Companies has an actual physical presence in such location. You hereby acknowledge that (i) the scope and period of restrictions and the Geographical Area to which the restrictions imposed in this non-solicitation provision applies are fair and reasonable and are reasonably required for the protection of the LTFS Companies, (ii) this letter agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating LTFS to enter into this letter agreement and to provide the grant of the Option to you. It is the intent of the parties that the provisions of this non-solicitation provision will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this non-solicitation provision is adjudicated to be invalid or unenforceable, the letter agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this non-solicitation provision in the particular jurisdiction in which such adjudication was made.

For purposes of this letter agreement, “Cause” means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addition which materially impairs your ability to perform your duties hereunder, (iii) continued, intentional and willful failure to substantially and materially perform your material duties and responsibilities hereunder after LTFS provides you a written notice specifically identifying the manner in which you have failed to materially perform your duties and you have not cured such failure within 30 days of such notice, (iv) willful and deliberate misconduct by you that results, or is reasonably likely to result, in material and demonstrative harm to any LTFS Company, (v) substantial impairment from performing your duties for a period of longer than sixty (60) consecutive days or more than 120 days during the Employment Period as a result of an action against you taken by a regulatory body or self-regulatory agency, or (vi) failure to relocate your office on a full-time basis to Miami, Florida by August 1, 2008. For purposes of this letter agreement, “Disability” means, as a result of your incapacity due to physical or mental illness, you have been substantially unable to perform your normal duties hereunder for an entire period of six consecutive months, and within thirty (30) days after written notice of termination is given to you by LTFS after such six-month period, you shall not have returned to the substantial performance of your duties on a full-time basis.

For purposes of this letter agreement, “Good Reason” means: (i) a material diminution in your duties or responsibilities, (ii) failure to appoint or elect you as Vice President and Chief Financial Officer of LTFS or removal of you from such position, (iii) a reduction in your Base Salary or the failure to grant the Option or pay the Bonus for 2008 on the terms and conditions set forth herein, (iv) after August 1, 2008, relocation of your office to a location outside of Miami, FL (other than in connection with travel necessary to perform your duties), or (v) a material breach by LTFS of this letter agreement, the indemnification agreement or any equity agreement, including, without limitation, the failure of any successor to all or substantially all of the assets of the LTFS Companies to assume LTFS’ obligations under this letter agreement and the indemnification agreement. Notwithstanding the foregoing, you shall not be entitled to terminate your employment for Good Reason unless you provide LTFS with written notice of the events giving rise to Good Reason no later than 180 days after you learn of such event(s) and LTFS fails to fully cure such events within 30 days of receipt of such notice.

In the event that your employment is terminated by LTFS without “Cause,” or by you for “Good Reason” during the Employment Period (other than any termination resulting from your employment by another LTFS Company) or in the event the Initial Term or any Renewal Term is not renewed by LTFS, you shall be entitled to receive (i) as a severance payment an amount equal to the sum of your annual Base Salary (plus a $100,000 bonus for any termination in 2008), payable in a lump sum within 30 days following your termination date; (ii) full vesting of any outstanding equity and/or long-term incentive awards, including, without limitation, the Option, with any vested stock options or stock appreciation rights remaining exercisable for the earlier of one (1) year following your termination date or the remainder of their term; and (iii) continued participation for you and your eligible dependents in any medical and/or dental plan you were participating in immediately prior to your termination date for 18 months following the termination date at the applicable employee cost; provided, however, that if you or your eligible dependents become eligible to participate in any other medical and/or dental plan at any point during such 18 month period, then you shall become responsible for the full cost of such medical and/or dental plan coverage as of such earlier date; and further provided that the payments and entitlements under clauses (i), (ii) and (iii) shall be conditioned upon your execution of a release and waiver in favor of the LTFS Companies (which release shall not contain any restrictive covenants other than the ones set forth in this letter agreement and shall not include a release of claims by you with respect to (1) any rights to enforce this letter agreement, the indemnification agreement, any equity award agreement or any other agreement between you and any LTFS Company, (2) any rights which arise after the date you execute such release, (3) any rights to vested or accrued benefits or entitlements under any applicable plan, policy, program, arrangement of, or other agreement with, any LTFS Company, (4) any rights as a shareholder of any LTFS Company or (5) any rights to indemnification and/or advancement of expenses under applicable law or any corporate governance document of any LTFS Company or any right to coverage under any applicable directors’ and officers’ liability insurance policies of any LTFS Company).

In the event your employment terminates upon your death or Disability, you (or your estate) shall be entitled to receive: (i) a pro-rata bonus for the year of termination based on your Bonus for the prior year (which for any termination in 2008 shall be deemed to be $100,000) determined by multiplying such amount by a fraction, the numerator of which is the number of days you were employed by LTFS during the calendar year and the denominator of which is 365; (ii) full vesting of any outstanding equity and/or long-term incentive awards, including, without limitation, the Option, with any vested stock options or stock appreciation rights remaining exercisable for the earlier of one (1) year following your termination date or the remainder of their term; and (iii) continued participation for you (in the case of Disability) and your eligible dependents in any medical and/or dental plan you were participating in immediately prior to your termination date for 18 months following the termination date at the applicable employee cost; provided, however, that if you or your eligible dependents become eligible to participate in any other medical and/or dental plan at any point during such 18 month period, then you shall become responsible for the full cost of such medical and/or dental plan coverage as of such earlier date.

For all terminations, you shall also be entitled to: (i) Base Salary accrued through the date of termination, continued vesting of equity and benefits through the date of termination (which in the case of a notice of non-renewal of the Initial Term or any Renewal Term, shall be the last day of the applicable term) and reimbursement of any unreimbursed business or relocation expenses, (ii) if not for “Cause”, payment of any Bonuses declared prior to the date of termination for any performance periods which have ended prior to the date of termination, but which remain unpaid as of the date of termination (including the $100,000 bonus for 2008), and (iii) your rights under the indemnification agreement attached hereto as Annex C, as amended from time to time.

Upon a Change in Control, all your outstanding equity awards shall immediately vest in time for you to participate in such transactions, with any vested stock options which survive such transaction remaining outstanding for the earlier of one (1) year following the Change in Control or the remainder of their term. For purposes of this letter agreement, “Change in Control” is defined on Annex B. As of the Effective Date, LTFS agrees to enter an indemnification agreement with you in the form attached hereto as Annex C. You shall also be entitled to treatment of your payments, benefits and entitlements in accordance with Annex D hereto.

Except as otherwise expressly provided in this letter agreement, there is no requirement for you to give prior notice to LTFS that you are voluntarily terminating your employment (and a voluntary termination by you shall not be deemed to be a breach of this letter agreement) and there are no restrictions on your post-employment activities.

In the event of termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against any amounts, benefits or entitlements due to you hereunder on account of any remuneration or benefits provided by any subsequent employment you may obtain except with respect to health and/or dental coverage as set forth herein.

This letter agreement contains all of the terms of your employment on which we have agreed, and cannot be changed or terminated except by a writing signed by an officer of LTFS and you. No verbal representation or commitment concerning the terms of your employment (beyond the terms set forth in this letter agreement) will be binding. Any waiver by any person of any provision of this letter agreement shall be effective only if in writing, specifically referencing the provision being waived, and signed by the party against whom the wavier is being enforced (which in the case of LTFS, shall be by an officer of LTFS). This letter agreement supersedes all prior verbal and/or written communications between you, on the one hand, and LTFS, on the other hand, with respect to your employment. In the event of a conflict between any provision of this letter agreement and any provision of any plan, policy, program or arrangement of, or any other agreement with, any LTFS Company, this letter agreement shall control.

This letter agreement shall be binding upon and inure to the benefit of you and LTFS and your respective successors, assigns, and in your case, heirs. No rights or obligations of LTFS under this letter agreement may be assigned or transferred by LTFS without your prior written consent, except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation in which LTFS is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the LTFS Companies, provided that the assignee or transferee is the successor to all or substantially all of the assets of the LTFS Companies and assumes the liabilities, obligations and duties of LTFS under this letter agreement, either contractually or as a matter of law, on the date of the closing of such transaction. In the event of your death while any payments, benefits or entitlements remain due to you hereunder, such payment, benefit or entitlement shall be paid or provided to your designated beneficiaries (or if you have not designated a beneficiary, to your estate).

This letter agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such state. In the event that any provision or portion of this letter agreement shall be determined to be invalid or unenforceable for any reason by a court of competent jurisdiction or an arbitrator (designated in accordance with this letter agreement), the remaining provisions or portions of this letter agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This letter agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. If any contest or dispute arises between the parties with respect to this letter agreement, the indemnification agreement or any equity agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Miami, Florida in accordance with the rules and procedures of the Financial Industry Regulatory Authority then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

Any notice, request or other communication given in connection with this letter agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient, (ii) three days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two days after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), to the party concerned, which to you, shall be addressed to your home address in LTFS’ records and, if to LTFS, shall be addressed to our corporate headquarters in Miami to the attention of the General Counsel.

Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this letter agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which your “separation from service” occurs.  In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon a “separation from service”.  Notwithstanding anything to the contrary in this letter agreement or elsewhere, any payment or benefit under this letter agreement that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following your taxable year in which the “separation from service” occurs.   Finally, for the purposes of this letter agreement, amounts payable under this letter agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

By signing below, you hereby represent and warrant that to the best of your knowledge: (i) your entry into this letter agreement and your employment by LTFS on the terms set forth herein do not constitute a breach of any employment agreement or other agreement with any employer prior to LTFS and (ii) in the performance of your duties you will not use or disclose any proprietary information or property of your employer prior to LTFS. This letter agreement is expressly conditioned on these representations.

By signing below, you agree to indemnify and hold harmless the LTFS Companies and each of their respective officers, directors, employees, agents or control persons (within the meaning of the Securities Act of 1933 (“SA”) and/or the Securities Exchange Act of 1934 (“SEA”), each as amended) (each an “Indemnified Party”) against any losses, claims, damages or liabilities, including without limitation attorney’s fees and costs (collectively, “Claims”), to which an Indemnified Party may become subject, under the SA, SEA or otherwise, insofar as such Claims arise out of, or are based upon, your actions prior to becoming an LTFS employee.

By signing below, LTFS represents and warrants to you that (i) the execution, delivery and performance of this Agreement by LTFS has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of LTFS is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which LTFS is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of LTFS enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

This letter agreement shall be effective on both parties from the date first written above. If LTFS fails to hire you as of the Effective Date, then you shall be deemed to have commenced employment as of the Effective Date and been terminated without Cause on such date.

We are most excited about your employment with LTFS and believe that you will make a significant contribution to the firm.

Sincerely,

LADENBURG THALMANN FINANCIAL

SERVICES INC.

By: /s/ Richard J. Lampen
Name: Title:	Richard J. Lampen President and Chief Executive Officer

Accepted:

/s/ Brett Kaufman
Brett Kaufman

Annex A

[Stock Option Agreement]

Annex B

“Change in Control” shall mean the occurrence of one of the following events:

(i)	consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock or any other similar corporate event of LTFS (a “Business Combination”), in each case, unless following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of Ladenburg Thalmann Financial Services Inc. voting stock entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Ladenburg Thalmann Financial Services Inc.’s stock or all or substantially all of its assets either directly or through one or more subsidiaries); or

(ii)	approval by the board of directors of LTFS of a complete dissolution or liquidation of LTFS; or

(iii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of LTFS’ outstanding securities eligible to vote for election of the board of directors of LTFS.

Annex C

[Indemnification Agreement]

Annex D

1. If any amount, entitlement, or benefit paid or payable to you or provided for your benefit under the letter agreement to which this Annex is attached and under any other agreement, plan or program of LTFS or any affiliate (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or any similar federal, state or local law (an “Excise Tax”), then notwithstanding anything contained in the letter agreement or otherwise to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if you received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). LTFS shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below).

2. All calculations under this Annex shall be made by an accounting firm designated by LTFS (the “Accounting Firm”). LTFS shall pay all fees and expenses of such Accounting Firm.

3. If, after the Payments have been made to you, it is established that the Payments made to you, or provided for your benefit, exceed the limitations provided in subsection (1) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (3) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you shall repay the Excess Payment to LTFS within 20 days following the determination of such Excess Payment. In the event that it is determined by (i) the Accounting Firm, LTFS (which shall include the position taken by LTFS, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court that an Underpayment has occurred, LTFS shall pay an amount equal to the Underpayment to you within 10 days of such determination.